SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          Rochester Medical Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                         ROCHESTER MEDICAL CORPORATION
                          ONE ROCHESTER MEDICAL DRIVE
                         STEWARTVILLE, MINNESOTA 55976
                           TELEPHONE (507) 533-9600


                              ------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 2, 2000
                              ------------------


     The Annual Meeting of Shareholders of Rochester Medical Corporation (the "Company") will be held Wednesday, February 2, 2000, at 3:30 o'clock p.m. (Central Standard Time) in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403 to consider and take action upon the following matters:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders.

     2. To act upon any other business that may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on December 10, 1999, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Anthony J. Conway



                                        Anthony J. Conway
                                        PRESIDENT AND SECRETARY

Dated: December 17, 1999



YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                         ROCHESTER MEDICAL CORPORATION
                          ONE ROCHESTER MEDICAL DRIVE
                         STEWARTVILLE, MINNESOTA 55976
                           TELEPHONE (507) 533-9600





                              ------------------
                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 2, 2000
                              ------------------




                    SOLICITATION AND REVOCABILITY OF PROXY


     This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the 2000 Annual Meeting of Shareholders of the Company to be held on Wednesday, February 2, 2000, at 3:30 o'clock p.m. (Central Standard Time) in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, or at any adjournment(s) thereof (the "2000 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according to the instructions given therein or, if no instruction is given, then according to their judgment. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy's authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

     The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies personally, by telephone or by special letter.

     So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

     A copy of the Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 1999, is being furnished to each shareholder with this Proxy Statement.

     The principal executive offices of the Company are located at One Rochester Medical Drive, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 17, 1999.

                     RECORD DATE AND VOTING OF SECURITIES

     The Common Stock of the Company without par value is the only authorized voting security of the Company. Only holders of the Company's Common Stock whose names appear of record on the Company's books on December 10, 1999, are entitled to receive notice of, and to vote at, the 2000 Annual Meeting. At the close of business on December 10, 1999, a total of 5,349,500 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.


                       PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES
     The Company's By-Laws provide that the Shareholders or the Board of Directors may set the number of directors to constitute the Company's Board of Directors. The Board of Directors has determined to set the number of directors at seven. Each director is elected at the Annual Meeting of Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election.

     It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.


                                     DIRECTOR
NAME                         AGE      SINCE                          POSITION
-------------------------   -----   ---------   --------------------------------------------------
   Anthony J. Conway         55       1988      Chairman of the Board, Chief Executive
                                                Officer, President, and Secretary

   Brian J. Wierzbinski      41       1998      Director, Executive Vice President,
                                                Chief Financial Officer and Treasurer

   Philip J. Conway          43       1988      Director, Vice President, Production Technologies

   Richard D. Fryar          52       1988      Director, Vice President, Research
                                                and Development

   Darnell L. Boehm          51       1995      Director

   Peter R. Conway           45       1988      Director

   Roger W. Schnobrich       69       1995      Director

     ANTHONY J. CONWAY, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, and Secretary of the Company since May 1988, and was its Treasurer until September 1997. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company's research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation ("Arcon"), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation ("IBM") in various research and development capacities. Mr. Anthony

Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 17 have resulted in issued United States patents.

     BRIAN J. WIERZBINSKI has served as the Company's Chief Financial Officer since February 1996, as its Treasurer since September 1997, as a Director since February 1998 and as its Executive Vice President since August 1999. Since February 1996, Mr. Wierzbinski has had principal responsibility for management of the Company's financial and administrative activities, and since August 1999, Mr. Wierzbinski has also had primary functional responsibility for the Company's sales and production activities. From 1986 until joining the Company in 1996, Mr. Wierzbinski was employed in various financial and financial management capacities by Ecolab, Inc., most recently as Asia Pacific Vice President, planning and control. Prior to joining Ecolab, Mr. Wierzbinski was employed for six years in various audit and audit management capacities by KPMG Peat Marwick. Mr. Wierzbinski is a certified public accountant.

     PHILIP J. CONWAY, a founder of the Company, has served as Vice President of Production Technologies of the Company since August 1999 and as a Director of the Company since May 1988. From 1988 to July 1999, Mr. Philip Conway served as Vice President of Operations of the Company. Mr. Philip Conway is responsible for plant design as well as new product and production processes, research, design and development activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 17 have resulted in issued United States patents.

     RICHARD D. FRYAR, a founder of the Company, has served as a Director and as Vice President of Research and Development of the Company since May 1988. Mr. Fryar is responsible for overseeing the Company's research and development and regulatory affairs activities. From 1984 to March 1988, Mr. Fryar was employed by Arcon, a company that he co-founded, in research and development capacities. From 1969 to 1984, he was employed by IBM in various research and development capacities. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 17 have resulted in issued United States patents.

     DARNELL L. BOEHM has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director and the Chief Financial Officer and Secretary of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductor devices. Since August 1999, Mr. Boehm has served as a Director of ALPNET, Inc., a supplier of multilingual information services including language translation, product localization and other services. From October 1988 to March 1993, Mr. Boehm served as the Acting President of Genesis Labs, Inc., a manufacturer of medical diagnostic products. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

     PETER R. CONWAY has served as a Director of the Company since May 1988. He is a Director and the Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

     ROGER W. SCHNOBRICH has served as a director of the Company since October 1995. Mr. Schnobrich has been a partner with the law firm of Hinshaw & Culbertson since 1997. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years. Mr. Schnobrich serves as a director of Developed Technology Resource Inc., a company that invests in business, technology and infrastructure in the former Soviet Union.

     Messrs. Anthony J. Conway, Philip J. Conway and Peter R. Conway are brothers.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY FOR THE ENSUING YEAR.

BOARD MEETINGS
     During the fiscal year ended September 30, 1999, the Board of Directors met on 4 occasions and adopted resolutions by unanimous written consent on 8 additional occasions.

COMMITTEES
     The Board of Directors has established a Compensation Committee and an Audit Committee. The Audit Committee has oversight of the independent audit process for the Company's internally prepared financial statements, and is charged with reviewing any potential conflicts of interest. The Compensation Committee has power and authority to recommend compensation for the Company's executive officers. Messrs. Boehm and Schnobrich are members of each committee. The Audit Committee met twice and the Compensation Committee met on one occasion during the fiscal year ended September 30, 1999.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS
     No director of the Company attended fewer than 75% of all board and committee meetings.

COMPENSATION OF DIRECTORS
     No director who is also an employee of the Company receives any separate compensation for services as a director. Non-employee directors currently receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

     Non-employee directors also each receive an automatic grant of options to purchase 1,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). Under the 1991 Stock Option Plan, each director who is elected or reelected and who is not an employee of the Company is entitled to an automatic grant of a non-qualified option for 1,000 shares of Common Stock ("Automatic Grant"). Each Automatic Grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 1991 Stock Option Plan) of the Common Stock on the date of grant;
(2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 10 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee's death.

     Messrs. Darnell Boehm, Roger W. Schnobrich and Peter R. Conway are the only non-employee Directors of the Company and therefore the only Directors eligible to receive the compensation described above. Messrs. Boehm and Schnobrich were initially elected to the board in October 1995, and each then received an initial stock grant of 500 shares having a fair market value of $16.00 per share. In February 1996, Messrs. Boehm, Peter Conway and Schnobrich each were also granted an option to purchase 20,000 shares of the Company's Common Stock at the exercise price of $13.00 per share. Each such option became fully vested and exercisable on March 31, 1999. Each such option is exercisable at any time, or from time to time, until the earliest of (i) twelve months after the director ceases to be a director whether by resignation or failure to be re-elected as a director of the Company, (ii) 12 months after his death or (iii) 5:00 o'clock p.m. CST on September 30, 2006.

EXECUTIVE OFFICERS
     In addition to its executive officers who are also directors of the Company, the Company employs the following executive officer:


            NAME                    AGE             POSITION
            --------------------   -----   --------------------------
              Dara Lynn Horner      41     Vice President, Marketing

     DARA LYNN HORNER has served as Marketing Director for the Company's FemSoft(R) Insert product line since November 1998, and as Vice President of Marketing of the Company since November 1999. Ms. Horner has principal responsibility for management of the Company's marketing activities. From 1990 until joining the Company in 1998, Ms. Horner was employed by Lake Region Manufacturing, Inc., a medical device manufacturer, most recently as Marketing Director. From 1980 to 1998, she was employed in various marketing and sales capacities with, respectively, Medtronic, Inc., West Central Tribune, and Blue Cross-Blue Shield of Minnesota.

     The Company's executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Under each respective agreement, employment continues unless terminated by the employee or by the Company. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreements with Messrs. Conways and Fryar also contain non-competition provisions benefiting the Company.

CHANGE IN CONTROL AGREEMENTS
     On December 1, 1998, the Compensation Committee of the Board authorized change in control agreements with Philip J. Conway, Vice President of Production Technologies, Richard D. Fryar, Vice President of Research and Development, and Brian J. Wierzbinski, Executive Vice President, Chief Financial Officer and Treasurer. The Compensation Committee and the Board believe that the arrangements are appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction if a change in control of the Company is proposed. The Compensation Committee and the Board believe that it is important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that management be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other actions regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of management's own personal situation.

     The change in control agreements, which are substantially the same for each individual, provide that each employee agrees to continue employment with the Company following a Change in Control (as defined), unless such employment is terminated because of death, disability or by the employee for Good Reason (as defined). If a Change in Control occurs and the individual remains employed by the Company for twelve months following such Change in Control, then the individual will be entitled to receive a payment equal to 2.5 times such individual's earned compensation (salary plus cash bonuses) during the 12 month period. If an individual's employment is terminated within twelve months following a Change in Control by the Company without Cause (as defined) or by the individual for Good Reason, then the individual will be entitled to receive a payment equal to 2.5 times such individual's earned compensation during the one year period prior to the date of the Change in Control. In either case, payments to an individual are subject to excess payment limitations, such that the amounts payable under such individual's agreement shall be reduced until no portion of the total payments by the Company to such individual as a result of the change in control (including the value of accelerated vesting of stock options) will not be deductible solely as a result of Section 280G of the Internal Revenue Code of 1986, as amended.



                                  MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT The following table sets forth, as of November 8, 1999, certain information with respect to the beneficial ownership of the Common Stock of the Company by (i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" below and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.


NAME AND ADDRESS                                            AMOUNT AND NATURE
OF BENEFICIAL OWNER                                    OF BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS
---------------------------------------------------   ----------------------------   -----------------
        Anthony J. Conway(2)(3)(4)                                451,750                    8.4%
        Philip J. Conway(2)(3)(5)                                 254,200                    4.7%
        Peter R. Conway(3)(6)                                     205,200                    3.8%
        Richard D. Fryar(2)(7)                                    187,500                    3.5%
        Brian J. Wierzbinski(2)(8)                                 73,000                    1.3%
        Darnell L. Boehm(9)                                        41,350                      *
        Roger W. Schnobrich(10)                                    36,500                      *
        Randy C. Dennis(11)                                        20,000                      *
        Zesiger Capital Group LLC(12)                             539,500                   10.1%
        Woodland Partners LLC(13)                                 346,200                    6.5%
        Vector Securities International, Inc.(14)                 276,415                    5.2%
        All Officers and Directors
         as a group (8 persons)(15)                             1,269,500                   22.8%

------------------
*Less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of November 8, 1999 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) The address of each executive officer of the Company is One Rochester Medical Drive, Stewartville, Minnesota 55976.

(3) Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

(4) Includes 18,000 shares issuable upon exercise of currently exercisable options at prices ranging from of $13.625 to $17.25 per share.

(5) Includes 13,000 shares issuable upon exercise of currently exercisable options at prices ranging from $13.625 to $17.25 per share. Also includes 1,000 shares held in an IRA for the benefit of Mr. Philip J Conway, and 1,000 shares held in an IRA for the benefit of his wife, as to which he disclaims beneficial ownership.

(6) Includes 27,000 shares issuable upon exercise of currently exercisable options at prices ranging from $8.25 to $20.00 per share. Mr. Peter R. Conway's address is 501 Old Territorial Road, Chatfield, Minnesota 55923.

(7) Includes 13,000 shares issuable upon exercise of currently exercisable options at prices ranging from $13.625 to $17.25 per share.

(8) Includes 73,000 shares issuable upon exercise of currently exercisable options at prices ranging from $13.625 to $17.25 per share.

 (9) Includes 24,000 shares issuable upon exercise of currently exercisable options at prices ranging from $10.50 to $20.00 per share. Also includes 2,350 shares held for the benefit of a minor child. Mr. Boehm's address is 19330 Bardsley Place, Monument, Colorado 80132.

(10) Includes 24,000 issuable upon exercise of currently exercisable options at prices ranging from $10.50 to $20.00 per share. Also includes 12,000 shares held in an IRA for the benefit of Mr. Schnobrich. Mr. Schnobrich's address is 3100 Piper Jaffray Tower, Minneapolis, Minnesota 55402.

(11) Includes 20,000 shares issuable upon exercise of currently exercisable options at an exercise price of $13.625 per share. Mr. Dennis is no longer an executive officer of the Company. Mr. Dennis departed the Company in October 1999. Mr. Dennis' address is 5900 Weather Hills Road SW, Rochester, MN 55902.

(12) This information is based on a Schedule 13G/A filed by Zesiger Capital Group LLC ("Zesiger") with the SEC on March 10, 1999, reporting beneficial ownership data as of March 2, 1999. Zesiger holds sole voting power with respect to 283,500 shares of Common Stock and sole investment power with respect to 539,500 shares. The Zesiger Schedule 13G/A further indicates that Zesiger disclaims beneficial ownership of all of these securities. Such securities are held in discretionary accounts which Zesiger manages. Zesiger's address is 320 Park Ave., New York, NY 10222.

(13) This information is based on a Schedule 13G/A filed by Woodland Partners LLC ("Woodland") with the SEC on February 12, 1999, reporting beneficial ownership data as of February 8, 1999. Woodland holds sole voting power with respect to 296,500 shares of Common Stock, shared voting power with respect to 49,700 shares and sole investment power with respect to 346,200 shares. Woodland's address is 60 South Sixth Street, Suite 3750, Minneapolis, MN 55402.

(14) This information is based on a Schedule 13G filed by Vector Securities International, Inc. ("Vector") with the SEC on February 17, 1999, reporting beneficial ownership data as of February 15, 1999. Vector holds shared voting power and shared investment power with respect to 276,415 shares of Common Stock. Vector's address is 1751 Lake Cook Road, Deerfield, IL 60015.

(15) Includes the total of 212,000 options exercisable at the times and for the prices described in footnotes (4) through (11) inclusive.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

     Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information sets forth the compensation paid by the Company for services rendered during the three (3) fiscal years ended September 30, 1999 for the Company's Chief Executive Officer and for each of the other four (4) most highly compensated executive officers.


                          SUMMARY COMPENSATION TABLE


                                                                 ANNUAL COMPENSATION
                                                         -----------------------------------
                                                          OTHER ANNUAL        SECURITIES
                                 FISCAL                   COMPENSATION        UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR        SALARY        BONUS(1)       OPTIONS/SAR'S(#)      COMPENSATION
-----------------------------   --------   -----------   --------------   ------------------   ----------------
Anthony J. Conway                1999       $134,750       $  40,132            12,000                   --
 Chief Executive Officer         1998        128,600          33,500            15,000                   --
 and President                   1997        118,600          29,200            15,000                   --

Brian Wierzbinski                1999       $124,385       $  37,012             8,000                   --
 Executive Vice President,       1998        117,200          27,250            10,000                   --
 Chief Financial Officer         1997        106,800          26,300            12,000                   --
 and Treasurer

Philip J. Conway                 1999       $108,837       $  24,488             8,000                   --
 Vice President,                 1998        103,600          24,000            10,000                   --
 Production Technologies         1997         95,200          23,400            12,000                   --

Richard D. Fryar                 1999       $108,837       $  24,488             8,000                   --
 Vice President,                 1998        103,600          24,000            10,000                   --
 Research and Development        1997         95,200          23,400            12,000                   --

Randy C. Dennis(2)               1999       $127,284       $  14,322             4,000                   --
 Vice President,                 1998         26,442          43,125(3)         80,000            $  55,000(4)
 Sales and Marketing             1997             --              --                --                   --

------------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

(2) Mr. Dennis is no longer an executive officer of the Company. Mr. Dennis joined the Company in July 1998 and departed the Company in October 1999.

(3) Includes annual and signing bonus.

(4) Includes relocation benefits.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     Stock options granted to the Company's executive officers during the fiscal year ended September 30, 1999, are shown in the following table of Option Grants.


                                 OPTION GRANTS


                                                                                                          POTENTIAL
                                                                                                         REALIZABLE
                                                                                                          VALUE AT
                                      INDIVIDUAL GRANTEE                                               ASSUMED ANNUAL
----------------------------------------------------------------------------------------------         RATES OF STOCK
                                               PERCENT OF TOTAL                                        PRICE APPRECIATION
                                 OPTIONS      OPTIONS GRANTED TO     EXERCISE                          FOR OPTION TERM(1)
                                 GRANTED          EMPLOYEES           PRICE        EXPIRATION    ------------------------------
NAME                               (#)          IN FISCAL YEAR      ($/SH)(2)       DATE(3)           5%             10%
---------------------------   ------------   -------------------   -----------   -------------   ------------   ------------
Anthony J. Conway             12,000 (3)            6.9 %           $ 13.625       9/30/08        $ 102,824      $ 260,577
 Chief Executive Officer
 and President

Brian J. Wierzbinski           8,000 (3)            4.6 %           $ 13.625       9/30/08        $  68,550      $ 173,718
 Executive Vice President,
 Chief Financial Officer
 and Treasurer

Philip J. Conway               8,000 (3)            4.6 %           $ 13.625       9/30/08        $  68,550      $ 173,718
 Vice President,
 Production Technologies

Richard D. Fryar               8,000 (3)            4.6 %           $ 13.625       9/30/08        $  68,550      $ 173,718
 Vice President,
 Research and Development

Randy C. Dennis                4,000 (3)            2.3 %           $ 13.625       9/30/08 (4)    $   2,725      $   5,450
 Vice President,
 Marketing and Sales

------------------
(1) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.

(3) The option vests and becomes exercisable for the option shares in four equal, successive annual installments, the first vesting on January 1, 2000. The option is subject to earlier termination in the event of optionee's cessation of service with the Company.

(4) Mr. Dennis departed the Company in October 1999. Under the option's early termination provisions, this option did not vest prior to Mr. Dennis's departure and has therefore expired.

                     OPTIONS EXERCISED DURING FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES
                    (Fiscal year ended September 30, 1999)

     The value of unexercised stock options held by the Company's executive officers at fiscal year end is set forth in the following table. No stock options were exercised by any of the Company's executive officers during the past fiscal year.

                                                                                                         VALUE OF
                                                                       NUMBER OF                       UNEXERCISED
                                                                      UNEXERCISED                      IN-THE-MONEY
                                                                      OPTIONS AT                        OPTIONS AT
                                    SHARES        VALUE            SEPTEMBER 30, 1999               SEPTEMBER 30, 1999(1)
                                   ACQUIRED      REALIZED   -------------------------------   ---------------------------------
NAME AND PRINCIPAL POSITION      ON EXERCISE       $(2)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------   -------------   ---------   -------------   ---------------   -------------   --------------
Anthony J. Conway                    0              0           11,250        30,750 (3)            $0              $0
 Chief Executive Officer
 and President

Brian J. Wierzbinski                 0              0           68,500        41,500 (5)            $0              $0
 Executive Vice President,
 Chief Financial Officer
 and Treasurer

Philip J. Conway                     0              0            8,500        21,500 (4)            $0              $0
 Vice President,
 Production Technologies

Richard D. Fryar                     0              0            8,500        21,500 (4)            $0              $0
 Vice President,
 Research and Development

Randy C. Dennis(7)                   0              0           20,000        64,000 (6)            $0              $0
 Vice President,
 Marketing and Sales

------------------
(1) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at September 30, 1999 was $9.625 per share.

(2) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(3) 15,000 granted February 14, 1997, 15,000 granted February 4, 1998, and 12,000 granted December 17, 1998 under the Company's 1991 Stock Option Plan; exercisable at $17.25 per share, $15.375 per share and $13.625 per share, respectively.

(4) 12,000 granted February 14, 1997, 10,000 granted February 4, 1998, and 8,000 granted December 17, 1998 under the Company's 1991 Stock Option Plan; exercisable at $17.25 per share, $15.375 per share and $13.625 per share, respectively.

(5)  80,000 granted February 1, 1996, 12,000 granted February 14, 1997, 10,000 granted February 4, 1998, and 8,000 granted December 17, 1998 under the Company's 1991 Stock Option Plan; exercisable at $14.375 per share, $17.25 per share, 15.375 per share and $13.625 per share, respectively.

(6) 80,000 granted July 6, 1998 and 4,000 granted December 17, 1998 under the Company's 1991 Stock Option Plan; exercisable at $13.625 per share and $13.625 per share, respectively.

(7) Mr. Dennis departed the Company in October 1999. Under the terms of his option agreements, options to purchase 20,000 shares expire on January 7, 2000, and the remaining 64,000 shares were unvested options, and therefore have expired per the terms of the option agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") was established in 1995 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

     Rochester Medical's executive compensation program is designed to accomplish several goals, including:

     o    To attract, retain, and motivate employees of outstanding ability.

     o To link changes in employee compensation to individual and corporate performance.

     o To align the interests of management with the interests of the Company's shareholders.


KEY PROVISIONS OF THE EXECUTIVE COMPENSATION PROGRAM
     The Company's executive compensation program consists of three components: base salary, annual incentive bonus, and long-term incentives in the form of stock options. The program includes a strong link between pay and performance by emphasizing variable components of the program through annual incentive bonus and stock options. The annual incentive bonus is an integral part of the program, providing a means for total executive compensation to adjust from the low to middle range of compensation for comparable-sized manufacturing companies as appropriate based on the individual's and the Company's performance. In the past, the Company has typically paid a portion of the available annual incentive bonus to each executive, which has generally resulted in total executive compensation falling within the midrange of compensation at comparable companies.


BASE SALARY
     The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size publicly held manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of base salaries at comparable companies.


ANNUAL INCENTIVE BONUS
     Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. At the beginning of each fiscal year, the Company establishes bonus payout targets that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the competitive ranges for comparable positions at similar-size publicly held manufacturing companies. The total potential bonus for each executive is based upon performance objectives as appropriate for that executive's area of responsibility. These objectives include financial performance of the Company and individual performance objectives. The results from the respective areas of responsibility for each executive are evaluated against financial and individual performance objectives, to determine a payout level as a percentage of the annual incentive target. In recent years, incentive payouts have generally averaged 15-25% of the executives' base salary.


LONG-TERM INCENTIVE (STOCK OPTIONS)
     Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants.


COMPENSATION OF CHIEF EXECUTIVE OFFICER
     Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1988. Mr. Conway's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway's salary for fiscal 1998, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Conway is currently paid a base salary and bonus, which has been set by the Committee in the low to midrange of comparable competitive compensation data. As a result of the comparison of the Company's performance with its targeted performance in fiscal 1999, Mr. Conway received a bonus equal to 85% of target bonus level.


TAX LIMITATION
     As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1 million limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

     The cash compensation paid to the Company's executive officers for the fiscal 1998 year did not exceed the $1 million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2000 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

                                 SUBMITTED BY THE COMPENSATION COMMITTEE
                                 OF THE BOARD OF DIRECTORS

                                 -- Roger W. Schnobrich
                                 -- Darnell L. Boehm

STOCK PERFORMANCE GRAPH
     The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Market Value Index and the Media General Financial Services Medical Instruments and Supplies Index ("MG Index") during the five fiscal years ended September 30, 1999. The comparison assumes $100 was invested on September 30, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                    COMPARISON OF 5-YEAR CUMULATIVE RETURN


                                                               FISCAL YEAR ENDING
                              ------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET          9/30/1994      9/29/1995      9/30/1996      9/30/1997      9/30/1998      9/30/1999

Rochester Med                   100.00          172.22         184.72         186.11         113.89         106.94

MG Index                        100.00          144.51         180.43         203.43         212.43         242.60

NASDAQ Market Index             100.00          121.41         141.75         192.67         200.23         323.92

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met.


                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than October 5, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                            ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 as filed with the Securities and Exchange Commission is furnished with this Proxy Statement. Copies of that Report are also available without charge upon written request to Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976, to the attention of Brian J. Wierzbinski, Chief Financial Officer.

     Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Anthony. J Conway



                                        Anthony. J Conway
                                        PRESIDENT

Dated: December 17, 1999

                         ROCHESTER MEDICAL CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS

                          WEDNESDAY, FEBRUARY 2, 2000
                                 3:30 P.M. CST

                                 ROCHESTER ROOM
                      MINNEAPOLIS HILTON AND TOWERS HOTEL
                             1001 MARQUETTE AVENUE
                             MINNEAPOLIS, MN 55403



ROCHESTER MEDICAL CORPORATION
ONE ROCHESTER MEDICAL DRIVE
STEWARTVILLE, MN 55976                                                    PROXY
--------------------------------------------------------------------------------
      THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY


     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 17, 1999, hereby appoints Anthony J. Conway and Philip J. Conway as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 10, 1999, at the meeting of shareholders to be held Wednesday, February 2, 2000, in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 o'clock p.m. CST, and any adjournment(s) thereof.














                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]





1.   Election of   01 Darnell L. Boehm   05 Richard D. Fryar      [ ] Vote FOR all nominees     [ ] Vote WITHHELD
     Directors:    02 Anthony J. Conway  06 Roger W. Schnobrich       (except as marked             from all nominees
                   03 Peter R. Conway    07 Brian J. Wierzbinski      to the contrary)
                   04 Philip J. Conway

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,         ----------------------------------------------------
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)
                                                                                ----------------------------------------------------

2.   In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of
     Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
     GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                Date
                                                                                     -----------------------------------------------
Address Change? Mark Box   [ ] Indicate changes below:


                                                                                ----------------------------------------------------




                                                                                ----------------------------------------------------

                                                                                Signature(s) in Box
                                                                                PLEASE SIGN exactly as name appears at left. When
                                                                                shares are held by joint tenants, both should sign.
                                                                                If signing as attorney, executor, administrator or
                                                                                guardian, please give full title as such. If a
                                                                                corporation, please sign in full corporate name by
                                                                                president or other authorized officer. If a
                                                                                partnership, please sign in partnership name by an
                                                                                authorized person.